Exhibit (p)(14)

5/20/2009

BERNZOTT CAPITAL ADVISORS

CODE OF ETHICS AND CONDUCT

As an investment adviser, BCA is a fiduciary. It owes its clients/investors the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client/investor's trust, may have the appearance of impropriety. Because BCA may serve as an investment manager and/or investment adviser to a number of investment partnerships, investment funds and other types of separate accounts (collectively throughout "clients/investors") BCA has adopted a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and employees, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state BCA's broader policies regarding its duty of loyalty to clients/investors.

General

Pursuant to Rule 206(4)-7, Rule 204A-1 and other prevailing SEC regulations, Bernzott Capital Advisors has established, maintains and enforces a written code of ethics. Every employee is covered by this Code of Ethics. At the time of hiring, and at least annually thereafter, each employee shall be provided with a copy of the Code of Ethics, acknowledge receipt of the code and attests to an understanding of its scope and the requirements there-under. In the following procedures all such persons shall be referred to as "covered persons."

Basic Principles

This Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well as professional: (1) the interests of Bernzott Capital's clients/investors come before BCA's or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of BCA or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to Bernzott Capital and its clients/investors, including taking inappropriate advantage of that position.

The Employee understands and agrees that any and all activities of the Employee during the term of this Agreement shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the firm policies and procedures that have been adopted (or that may in the future be adopted) by the Employer (the "Firm Policies"), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of client/investor accounts.

Chief Compliance Officer

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer ("CCO"). BCA's CCO shall assume responsibility for maintaining, in an accessible place, the following materials:

1.	Copy of this Code of Ethics

2.	Record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response

3.	Copy of each transaction report submitted by each officer, director and employee of the Adviser for the most recent five years

4.	List of all persons who are or have been required to file transaction reports.

On an ongoing basis, all employees are required to report any violations of the requirements herein to the Compliance Officer, or to the Assistant Compliance Officer if the Compliance Officer is suspected of a violation.

Security

For purposes of this Code, the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which BCA's clients/investors may invest or as to which BCA may make recommendations (sometimes also referred to as "related securities").

Covered Accounts

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Covered Accounts consist of:

1.
Securities accounts of which Bernzott Capital is a beneficial owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which BCA or any affiliated entity is the general partner, investment adviser or investment manager or from which BCA or such affiliated entity receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that BCA or employees may be considered to have an indirect beneficial ownership interest in them

2.
Each securities account registered in an employee's name and each account or transaction in which an employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts")

Beneficial Ownership

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

Personal Account Trading and Investment Policy

It is BCA's policy to impose specific requirements related to each covered person's personal trading and investment activity.

Bernzott Capital Advisors' policy is to consider the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest. Similarly, BCA may impose specific requirements related to investments in private placements.

Approval may be refused for any proposed trade by an employee that:

1.	Is otherwise prohibited under any internal policies of the Adviser (such as BCA's Policy and Procedures to Detect and Prevent Insider Trading)

2.	Breaches the employee's fiduciary duty to any client/investor

3.	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended

4.	Creates an appearance of impropriety

BCA is committed to a regular and ongoing review of personal trading activity of its personnel, such that each associated and related person's personal investments activity is reviewed no less frequently than quarterly. The Compliance Officer shall routinely and frequently monitor trading in all employee and related party accounts.

BCA hereby strictly prohibits any associated person from engaging in personal investments activity except as permitted by the policies established in this procedures guideline. To ensure that our employees engage in personal trading that is appropriate in view of the requirements described above, we require that all personal accounts, including those of dependents, spouse, individuals in the same household, and all others under the direct or indirect influence or control of an employee must be:

Custodied at FRIAG

·	Coded to Adviser's G number for daily ACD download.

The permitted exceptions to this rule are employees Health Savings Accounts (HSA) that are currently custidied at TDAmeritrade, any spouse account that is part of their employer's profit sharing plan and TreasuryDirect accounts.

Employees are prohibited from engaging in any personal trading activity except as approved in advance by a Compliance Officer. Employees may buy or sell securities for their own account identical to those bought or sold for clients, but shall not prefer their own interest to that of any client. It is our policy that no employee may execute any transaction prior to a transaction being executed for a client.

The Chief Compliance Officer shall maintain and distribute a "restricted list" of issuers about which BCA has inside information, for the purpose of prohibiting any trading whatsoever in securities of those issuers.

Bernzott Capital does not engage in "short-swing" trading or market timing.

To determine whether BCA covered persons have complied with the rules described above (and to detect possible insider trading), the CCO or Assistant Compliance Officer shall monitor all daily activity reports with particular attention to employee and related party accounts. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this policy or potential front running, scalping, or other practices that constitute or could appear to involve abuses of covered persons' positions.

Evidence of the review will be the principal's initials on Moxy-generated trade tickets or aggregate trading reports for all employee and related party accounts. Records of employee and related party accounts and holdings, and any and all reports of action taken as a result of the ongoing review of such accounts by the Chief Complaince Officer, shall be retained indefinitely.

Service as a Director

No employee may serve as a director of a publicly-held company without prior approval by the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any client/investor. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. These practices may also constitute illegal "insider trading." Some of the specific trading rules described below are also intended, in part, to prevent front running and scalping. If an account is managed by an investment adviser, other than BCA, to which full investment discretion has been granted, these rules will not apply for so long as the employee(s) who has (have) a beneficial ownership interest in the account do not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.

Gifts

Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Employees must not offer, solicit, or accept any gift, benefit, compensation or consideration that reasonably could be expected to compromise their own or anothers independence and objectivity or create a conflict of interest with BCA. Modest gifts and entertainment may be acceptable but best practice dictates that employees reject any offer of gift or entertainment that could be expected to threaten their independence and objectivity. If employees do receive gifts from clients or brokers these benefits must be disclosed to the BCA CCO. Disclosure allows BCA to make an independent determination about the extent to which the gift may affect the employee and their decision making process.

Duties of Confidentiality

All information relating to clients/investors' portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client/investor account may not be disclosed, except to authorized persons.

General Ethical Conduct

The following are potentially compromising situations that must be avoided:

·
Causing BCA, acting as principal for its own account or for any account in which Bernzott Capital or any person associated with BCA (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client/investor in violation of any applicable law, rule or regulation of a governmental agency

·
Communicating any information regarding BCA, Bernzott Capital's investment products or any client/investor to prospective clients/investors, journalists, or regulatory authorities that is not accurate, untrue or omitting to state a material fact necessary in order to make the statements BCA has made to such person

·	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client/investor or prospective client/investor

·	Engaging in any conduct that is not in the best interest of Bernzott Capital Advisors or might appear to be improper

·
Engaging in any financial transaction with any of Bernzott Capital's vendors, clients/investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from BCA; accepting, directly or indirectly, from any person or entity, other than Bernzott Capital, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of BCA; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned

·	Engaging in any form of harassment

·	Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of Bernzott Capital Advisors

·
Investing or holding outside interest or directorship in clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Bernzott Capital Advisors. In the limited instances in which service as a director is authorized by BCA, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by BCA to be appropriate according to the circumstances

·	Making any unlawful agreement with vendors, existing or potential investment targets or other organizations.

·	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Adviser has made to such person materially complete

·	Participation in civic or professional organizations that might involve divulging confidential information of the company.

·	Unlawfully discussing trading practices, pricing, clients/investors, research, strategies, processes or markets with competing companies or their employees

·
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client/investor or prospective client/investor or any party to any securities transaction in which the Adviser or any of its clients/investors is a participant

Insider Trading

BCA has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by employees.

Policy Statement on Insider Trading

BCA forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." BCA's policy applies to every officer, director and employee and extends to activities within and outside their duties at BCA. Each officer, director and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding BCA's policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

·	Trading by an insider while in possession of material nonpublic information

·
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

·	Communicating material nonpublic information to others in violation of one's duty to keep such information confidential

Who is An Insider?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential. All BCA employees, marketing consultants Randy and Gretchen Schmetter of Schmetter and Associates and Ray Werberger, BCA's computer and technical support contractor are all considered "insiders."

What is Material Information?

While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable client/investor would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether information is material include:

·
Is this information that a client/investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

·
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised however, because material information does not necessarily have to relate to a company's business. The Supreme Court of the United States has broadly interpreted materiality in some cases, and has asserted criminal liability associated with inappropriate disclosures.

What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Types of Liability

Actions by the US courts, including the Supreme Court have resulted in findings that assert liability to fiduciaries in the context of trading on material nonpublic information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. This is a circumstance into which an associate of the Adviser may fall.

In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift, and can even be a ‘reputational' benefit that will translate into future earnings. Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

·	Civil injunctions

·	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

·	Disgorgement of profits

·	Jail sentences

·	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

·	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

·	Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures taken by Bernzott Capital Advisors, including dismissal of the persons involved.

Procedures for Compliance with Code of Ethics

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

·	Civil injunctions

·	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

·	Disgorgement of profits

·	Jail sentences

·	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

·	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

·	Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures taken by Bernzott Capital Advisors, including dismissal of the persons involved.
To prevent the misappropriation, stealing or conversion of customer funds, BCA will implement one or more of the following procedures:

·	Verify changes of address with the customer by requesting such changes in writing from the customer or by verifying the change through a telephone call or email to the customer.

●	Require supervisory review of changes of address or customer account information to ensure that employees do not independently change customers' addresses and account information.

·	Ensure associated persons do not have the ability to alter account statements on-line.

·
Closely analyze customers' use of any address other than their home address. Use of P.O. boxes, "in care of" addresses, and other than home addresses are prohibited, or verified by telephone and in writing directly with the customer by a supervisor or firm compliance employee. Duplicate confirmations and account statements are sent to the customer's home address, whenever possible.

·	All transfers, withdrawals, or wires from the customer's account require the customer's written authorization and must receive supervisory approval.

·
Periodically and systematically review (through the use of exception reports or other means) for indications of problems, such as: (1) number of customers with non-home mailing addresses; (2) any customer account that shows the same address as an associated person; (3) multiple changes of address by a customer or among customers of an associated person; (4) use of the same address for multiple customers; and (5) correspondence returned as undeliverable by the post office. The CCO or designee will contact the associated person and/or the customer directly to follow up on and investigate unusual activity.

·	If possible, provide customers with access to their account statements on a secure firm website so that customers can easily verify activity in their accounts.

·
The use of personal electronic devices (personal computers, blackberries) to conduct firm business is prohibited unless the use of personal electronic devices is pre-approved and the devices can be linked with the firm's system to allow for supervisory review.

·	Require each associated person who has knowledge of misappropriation, stealing or conversion of customer funds to promptly report the situation to the CCO.